Exhibit 10.D

VIAD CORP
1997 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT
As Amended March 29, 2005

     Performance Units are hereby awarded by Viad Corp (Corporation), a Delaware corporation, effective ___, 2005, to ___(Employee) in accordance with the following terms and conditions:

     1. Award. The Corporation hereby awards the Employee ___Performance Units pursuant to the Viad Corp 1997 Omnibus Incentive Plan (Plan), and upon the terms and conditions, and subject to the restrictions therein and hereinafter set forth.

     2. Restrictions on Transfer and Performance Period. The Performance Units may not be assigned, transferred, pledged, or otherwise encumbered by the Employee, except in the event of the Participant’s death, by will or the laws of descent and distribution.

The Performance Period for the Units is for a three-year period beginning January 1, 2005 and ending December 31, 2007.

The Board of Directors (Board) shall have the authority, in its discretion, to truncate the Performance Period prior to the expiration of the Performance Period with respect thereto, whenever the Board may determine that such action is appropriate by reason of change in applicable tax or other law, or other change in circumstances.

     3. Forfeiture and Repayment Provisions.

          (a) Termination of Employment. Except as provided in this paragraph 3 and in paragraph 4 below or as otherwise may be determined by the Board, if the Employee ceases to be an Employee of the Corporation or any of its Affiliates (as defined in the Plan) for any reason prior to the completion of the Performance Period, all Performance Units shall upon such termination of employment be forfeited and returned to the Corporation. Except as otherwise specifically determined by the Human Resources Committee in its absolute discretion on a case by case basis, if the Employee is terminated by the Corporation or any of its Affiliates for any reason prior to the completion of the Performance Period (other than for Cause, as defined in the Plan, or for failure to meet performance expectations, as determined by the Chief Executive Officer of the Corporation), or if the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of death or total or partial disability prior to the completion of the Performance Period, full ownership of the earned Performance Units will occur to the extent not previously earned at the end of the Performance Period.

If the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of normal or early retirement, full ownership of the earned Performance Units will occur at the end of the Performance Period, in each case on a pro rata basis, calculated based on the percentage of time such Employee was employed by the Corporation or any of its Affiliates from the beginning of the Performance Period through the date the Employee ceases to be an employee of the Corporation or any of its Affiliates; provided, however, that full ownership of the earned Performance Units (versus pro rata ownership) will occur at the end of such Performance Period if the Employee has reached age 60 at the time of retirement and such retirement is at least 18 months subsequent to the date of grant of the Award.

          (b) Non-Compete. Unless a Change of Control (as defined in the Plan) shall have occurred after the date hereof:

               (i) In order to better protect the goodwill of the Corporation and its Affiliates and to prevent the disclosure of the Corporation’s or its Affiliates’ trade secrets and confidential information and thereby help insure the long-term success of the business, Employee, without prior written consent of the Corporation, will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, for a period of two (2) years following the date of Employee’s termination of employment with the Corporation or any of its Affiliates, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of the Corporation or its Affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development):

                    (1) with respect to which Employee’s work has been directly concerned at any time during the two (2) years preceding termination of employment with the Corporation or one of its Affiliates, or

                    (2) with respect to which during that period of time Employee, as a consequence of Employee’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Corporation or its Affiliates.

               (ii) For purposes of the provisions of paragraph 3(b), it shall be conclusively presumed that Employee has knowledge of information he or she was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

               (iii) All Performance Units subject to the restrictions imposed by paragraph 2 above shall be forfeited and returned to the Corporation, if Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(b) at any time within two (2) years following the date of Employee’s termination of employment with the Corporation or any of its Affiliates.

               (iv) If, at any time within two (2) years following the date of Employee’s termination of employment with the Corporation or any of its Affiliates, Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(b), then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to all Performance Units which are earned during the two (2) year period prior to Employee’s termination from employment shall be returned by Employee to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation hereunder.

          (c) Misconduct. Unless a Change of Control shall have occurred after the date hereof:

               (i) All payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Performance Units shall be returned by Employee to the Corporation, if the Corporation reasonably determines that during Employee’s employment with the Corporation or any of its Affiliates:

                    (1) Employee knowingly participated in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation; or

                    (2) Employee was aware of and failed to report, as required by any code of ethics of the Corporation applicable to Employee or by the Always Honest compliance program or similar program of the Corporation, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation.

               (ii) Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 3(c).

          (d) Acts Contrary to Corporation. Unless a Change of Control shall have occurred after the date hereof, if the Corporation reasonably determines that at any time within two (2) years after the lapse of the Performance Period Employee has acted significantly contrary to the best interests of the Corporation, including, but not limited to, any direct or indirect intentional disparagement of the Corporation, then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to Performance Units during the two (2) year period prior to the Corporation’s determination shall be paid by Employee to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 3(d).

          (e) The Corporation’s reasonable determination required under Sections 3(c)(i) and 3(d) shall be made by the Human Resources Committee of the Corporation’s Board of Directors, in the case of executive officers of the Corporation, and by the Chief Executive Officer and Corporate Compliance Officer of the Corporation, in the case of all other officers and employees.

     4. Effect of Change in Control. In the event of a Change in Control (as defined in the Plan), all Performance Units shall be paid as if each of the predefined targets for such Performance Units was achieved at the 100% level, with such payment prorated for the period of time from the grant date of such Performance Units to the date of the Change of Control.

     5. Plan and Plan Interpretations as Controlling. The Performance Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Corporation’s Board of Directors may from time to time make changes therein, interpret it and establish regulations for the administration thereof. The Employee, by acceptance of this Agreement, agrees to be bound by said Plan and such Board actions.

IN WITNESS WHEREOF, the parties have caused this Performance Unit Plan Agreement to be duly executed.

Dated: ___________, 2005	VIAD CORP
By:
ROBERT H. BOHANNON
Chairman, President and Chief Executive Officer

ATTEST:

Vice President — General Counsel
or Assistant Secretary

This Performance Unit Plan Agreement shall be effective only upon execution by Employee and delivery to and receipt by the Corporation.

ACCEPTED:

Employee

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